Exhibit 5.1

ATTORNEYS AT LAW 111 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02199 617.342.4000 TEL 617.342.4001 FAX foley.com

July 18, 2018
Carbonite, Inc.
2 Avenue de Lafayette
Boston, Massachusetts 02111

Ladies and Gentlemen:
This opinion is being furnished in connection with the Prospectus Supplement dated July 18, 2018 (the “Prospectus Supplement”) filed under the Registration Statement on Form S-3 (Registration No. 333-225380) of Carbonite, Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Registration Statement”), for (i) the offer and sale by the Company and David Friend, as Trustee of the David Friend 2009 Revocable Trust dated March 10, 2009 (the “Selling Stockholder”), of an aggregate of 5,463,237 shares (the “Firm Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), and (ii) the offer and sale by the Company, at the option of the underwriters, of up to an aggregate of 819,485 additional shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”).
In connection with the offer and sale of the Shares, we have examined: (a) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, (b) the proceedings of and actions taken by the board of directors of the Company and a duly authorized committee of the Board of Directors in connection with the offer and sale of the Shares, and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons executing documents, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents, certificates and instruments submitted to us as copies.
Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the corporate law of the State of Delaware.
Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

July 18, 2018

1.The Shares to be sold by the Company to the Underwriters pursuant to the Underwriting Agreement have been duly authorized, and when delivered against payment therefor, will be validly issued, fully paid and nonassessable.
2.The Firm Shares to be sold by the Selling Stockholder to the Underwriters pursuant to the Underwriting Agreement have been duly authorized and are validly issued, fully paid and nonassessable.
We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein and in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,

/s/ Foley & Lardner LLP